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                                                                    Exhibit 99.5
                                                       Robinson Silverman Letter
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                        [ROBINSON SILVERMAN--LETTERHEAD]
                                                                   EXHIBIT 99.5

                                 July 30, 1997

Playnet Technologies, Inc.
152 West 57th Street
New York, NY 10019
Attn.: Schmuel Cohen

Re: SOUTHBROOK INTERNATIONAL INVESTMENTS LIMITED

Gentlemen:

     As you know, we are counsel to Southbrook International Investments Limited ("Southbrook"), the holder of $4 million principal amount of convertible debentures (the "Debentures") issued by Playnet Technologies, Inc. ("Playnet"). This is to confirm that Southbrook is prepared in principle to exchange the Debentures for convertible preferred stock of Playnet on substantially the following terms, and that the parties are in the process of preparing and negotiating definitive documentation with regard to this transaction.

     This letter does not constitute a binding commitment on the part of Southbrook. Any actual exchange of Debentures for preferred stock shall be pursuant to definitive exchange and other agreements to be negotiated. The following is a summary of certain of the principal terms that the parties have discussed.

     1. EXCHANGE OF DEBENTURES. The Debentures will be exchanged for a newly created convertible preferred stock ("Preferred Stock") of Playnet with a face amount/liquidation preference ("Preference Amount") equal to the $4 million stated principal of the Debenture plus all accrued interest, penalties and other amounts due to Southbrook in connection with the Debenture, less than $250,000 of initial funding that in accordance with the relevant agreements was not funded. It is understood that these amounts include interest at the rate of 10% on the $3.75 million funded principal balance of the debentures through the date of the closing of the exchange plus any other penalties and other amounts due pursuant to the Convertible Debenture Purchase Agreement dated May 20, 1997, between Southbrook and Playnet (the "Original Purchase Agreement") or the Debentures.
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                       [ROBINSON SILVERMAN -- LETTERHEAD]


Playnet Technologies, Inc.
July 30, 1997
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     2. TERMS OF PREFERRED STOCK. The Preferred Stock shall be senior in rights to dividends and liquidation proceeds to all other preferred stock, common stock and other equity of Playnet. The Preferred Stock shall have a dividend rate of 10% per annum, which amount, if not paid in cash, shall be added to the Preference Amount. The Preferred Stock shall be convertible at the option of the holder at any time or from time to time into Playnet common stock at a conversion price equal to the lessee of (a) the market price at the time of the closing of the exchange, and (b) 65% of the market price at the time of conversion. For these purposes, "market price" shall mean the average closing bid price of the Playnet common stock for the five trading days preceding the closing of the exchange or the time of conversion, as the case may be. The Preferred Stock shall have such other provisions and rights, including without limitation anti-dilution protection, as are typical in such an instrument or as may be required by the Purchaser (as defined below) or by Southbrook.

     3. REGISTRATION RIGHTS. Playnet shall cause the shares of underlying common stock underlying the Preferred Stock to be registered for resale under the Securities Act of 1933, as amended, within 90 days after the closing of the exchange of the Debentures for the Preferred Stock. If such registration statement is not effective within such 90 day period, then the Preference Amount shall be increased by 2% on account of the first 30 days or any portion thereof after such 90 day period during which such registration statement is not effective and an additional 1% for any additional 30 day period (or portion thereof) thereafter during which such registration statement is not effective. The relevant parties will negotiate an appropriate registration rights agreement, the general terms of which (other than those set out in this letter) shall be similar in all material respects to the existing Registration Rights Agreement between Playnet and Southbrook.

     4. SALE OF A PORTION OF PREFERRED STOCK. Playnet has located a purchaser or purchasers (the "Purchaser") who are to purchase from Southbrook for a price of $1.5 million a number of shares of the Preferred Stock with a Preference Amount of $1.5 million. Such Purchaser may be a non-United States person who shall acquire the Preferred Stock under SEC Regulation S, or may be a United States person who shall acquire the Preferred Stock under another exemption from registration. The closing of the sale by Southbrook of the $1.5 million of Preferred Stock is a
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                       [ROBINSON SILVERMAN -- LETTERHEAD]

Playnet Technologies, Inc.
July 30, 1997
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condition to the closing of the exchange of the Debentures for Preferred Stock, and Southbrook is under no obligation to effect any conversion or exchange unless the sale to the Purchaser has been consummated simultaneously. Southbrook may also sell any or all of its remaining Preferred Stock to such other parties as it may identify on such terms as it may determine in its sole discretion to be appropriate, and such sales may be under Regulation S or under another exemption from registration. Playnet shall cooperate with Southbrook in connection with any such transfer.

     5. REPRESENTATION WARRANTIES AND COVENANTS. Playnet shall make such representations, warranties and covenants as may be required by Southbrook and the Purchaser in connection with these transactions. Playnet shall deliver to Southbrook and to the Purchaser such legal opinions as may be required by them in connection with these transactions by Southbrook and the Purchaser.

     6. ORIGINAL PURCHASE AGREEMENT. The parties will review the Original Purchase Agreement and determine which of the provisions thereof shall continue to be applicable after the closing of the exchange. Southbrook shall have no obligations to Playnet under or in connection with the purchase of the Debentures or arising under or in connection with the Original Purchase Agreement, including without limitation any obligation to provide to Playnet any funding initially withheld in accordance with the Original Purchase Agreement.

     7. CONTRACTUAL LOCK UP. Other than any restrictions arising by virtue of United States securities laws, there shall be no contractual restrictions on the ability of Southbrook, the Purchaser, or any other transferee of the Preferred Stock, to sell, transfer or otherwise dispose of the common stock underlying the Preferred Stock.

     As noted above, the foregoing is a statement of the principal terms of the transaction that has been discussed among Playnet, Southbrook and a representative of the Purchaser, and which Southbrook is prepared to move forward to consummate. Any actual transaction will be subject to negotiation and execution of definitive documentation to the satisfaction of all relevant parties. Southbrook has no obligation to effect any exchange except subject to definitive documentation that contains such terms and conditions as Southbrook shall determine to be necessary or appropriate.
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                      [ROBINSON SILVERMAN -- LETTERHEAD]

Playnet Technologies, Inc.
July 30, 1997
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     If the foregoing correctly sets forth your understanding of the status of the discussions between Playnet and Southbrook, please execute the enclosed copy of this letter to evidence the name.


                                        Very truly yours,


                                        /s/  Kenneth L. Henderson
                                        ------------------------------------
                                        Kenneth L. Henderson


Confirmed:

PLAYNET TECHNOLOGIES, INC.

    /s/ Shmuel Cohen
By: ________________________


cc. Philip K. Yachmetz, Esq.